Exhibit 10.35
ADDENDUM
to the
QUAD TECHNOLOGY LICENSE AGREEMENT
dated October 6, 2008
By and Between
EVERGREEN SOLAR, INC.
and
EVERQ GMBH
As of October 6, 2008

Evergreen Solar, Inc. (“E”) and EverQ GmbH (“EQ”) have entered into the Quad Technology License Agreement (the “Agreement”) dated October 6, 2008. In addition to the Agreement E, EQ and Deutsche Bank AG Filiale Deutschlandgeschäft (“Bank”) agree as follows:
1.	E and EQ hereby assign all of EQ’s rights and obligations arising from the Agreement with the approval of Q-Cells AG and Renewable Energy Corporation ASA as a whole to any person named by the Bank continuing EQ’s business by means of acquisition of the shares in EQ or substantially all of its assets (the assignee hereafter referred to as the “Purchaser”).

The aforementioned assignment is effective only under the occurrence of the following condition precedent (“Condition Precedent”): that any and all conditions for the utilization of securities included in the loan agreement on a consortional loan of EUR 192,500,000.00 dated September 1, 2008 by and between EQ, the Bank and other parties and in any of its securities related subcontracts have been met.

2.	Purchaser shall not have the right under this Agreement to make in total more than 180 MW of Licensed Products per year (including the right to make not more than 90 MW of Licensed Products per year according to No. 3 of the Addendum to the Amended and Restated License and Technology Transfer Agreement dated April 30, 2007). EQ’s rights and obligations resulting from the Amended and Restated License and Technology Transfer Agreement dated September 29, 2006, shall apply for the portion of Licensed Products produced on the basis of the Gemini Technology. EQ’s rights and obligations resulting from the Quad Technology License Agreement dated October 6, 2008 shall apply for the portion of Licensed Products produced on the basis of the Quad Technology.

3.	Notwithstanding anything contained herein or in the Agreement to the contrary, Intellectual Property Rights and Technology licensed to each Purchaser and E under the Agreement shall not include any Intellectual Property Rights or Technology developed after effectiveness of the Condition Precedent. Additionally, Article 3 (Technology Transfer) of the Agreement shall terminate upon effectiveness of the Condition Precedent, and Purchaser shall have no rights and no obligations under such Article.

4.	Following assignment under the provisions of this Addendum, E may terminate this Addendum and the Agreement at any time by notice in the event that Purchaser fails to comply with any material provision of this Addendum or the Agreement and, in the case of a breach which is capable of remedy, fails to remedy such breach within forty-five (45) days of notification of such breach. Any rights of extraordinary termination remain unaffected.
Evergreeen Solar, Inc.

Place, Date	Signature(s)

EverQ GmbH

Place, Date	Signature(s)

Deutsche Bank AG
Filiale Deutschlandgeschäft

Place, Date	Signature(s)
We hereby declare approval of the Addendum above:

Q-Cells AG

Place, Date	Signature(s)

Renewable Energy Corporation ASA

Place, Date	Signature(s)

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